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                                                                    Exhibit 23.1




                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
CIBER, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-81320, 33-87978, 33-88046, 33-88048, 33-88050, 333-15091,
333-25543, 333-25545, 333-59015, 333-61287 and 333-91969) and Form S-4 (Nos.
333-31905 and 333-69031) of CIBER, Inc. of our report dated February 8, 2001, relating to the consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1999, December 31, 1999 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended June 30, 1999, the six-month period ended December 31, 1999 and the year ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of CIBER, Inc.


                                       KPMG LLP

Denver, Colorado
March 22, 2001